Exhibit 99.1

Nkarta Promotes David R. Shook, M.D., to Chief Medical Officer

SOUTH SAN FRANCISCO, Calif., January 9, 2023 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today announced the promotion of David R. Shook, M.D., to the role of Chief Medical Officer. Dr. Shook has extensive expertise in cell therapy development and continues to lead Nkarta’s global clinical development and regulatory operations.

“Dave has been a driving force behind the development and execution of Nkarta’s clinical strategy using off-the-shelf NK cell therapeutics since he joined our organization,” said Paul J. Hastings, President and CEO of Nkarta. “His expertise in the biology and engineering of NK cells, clinical development experience, and proven leadership will strengthen our mission to bring life-changing cell therapies to patients.”

An early pioneer of NK cell therapy, Dr. Shook joined Nkarta in 2020 and was appointed as Vice President, Clinical Development in 2022. Prior to joining Nkarta, he designed and led multiple first-in-human cell therapy clinical trials, including the use of CD19 CAR-NK cells, and he remains a practicing pediatric oncologist and transplant physician. He was a fellow, fellowship director and faculty member at St. Jude Children’s Research Hospital, where he conducted research in the laboratory of Dario Campana, M.D., Ph.D., Nkarta’s scientific founder. Dr. Campana and Dr. Shook co-developed the membrane bound form of interleukin-15 (IL-15), a key component of Nkarta’s engineered NK cell platform technology. He received an M.D. from The Johns Hopkins University School of Medicine and a B.S. from Purdue University.

“Our advanced technology platform and highly scalable manufacturing process has culminated in ongoing clinical programs advancing two first-in-class cell therapy candidates, each with early compelling data. Nkarta is well positioned to lead the next generation of cell therapies and make a meaningful impact on underserved therapeutic areas, harnessing the potential safety and dosing advantages of NK cells," said Dr. Shook. “I’m excited to continue working with our talented clinical team, investigators, and my fellow leaders at Nkarta to realize the profound potential of our programs to transform patient care.”

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for patients with cancer. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would,” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: the potential impact of executive appointments made by Nkarta; Nkarta’s ability to advance its cell therapy candidates in the clinic and deliver them to patients; and the potential impact of Nkarta’s cell therapy candidates on patients. Interim clinical data referenced in this press release were reported on April 25, 2022 (for NKX101) and December 5, 2022 (for NKX019) are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because forward looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials, and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; the availability of components and supplies necessary for the conduct of our clinical trials; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 9, 2022, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com